October 27, 2008

EcoloCap Adds Experienced Asian-Based Director to its Board

New Appointment Significantly Strengthens the Board of Directors

October 27, 2008 (Montreal) – EcoloCap Solutions, Inc. (OTCBB: ECOS) (“EcoloCap”) today announced that it has added Michael J. Oliver to its board of directors. Mr. Oliver is a senior banking and finance professional with extensive Asian and international experience.

Prior to taking early retirement in 2005, Mr. Oliver had served since 2001 as Regional Board Member of Commerzbank AG, based in Singapore. In this position he was responsible for Commerzbank’s merchant banking subsidiaries operating in the Asia-Pacific region, its commercial banking activities and branches in Hong Kong, Shanghai, Singapore and Tokyo, as well as providing regional oversight and corporate governance. From 1993, he had been General Manager and Chief Executive of Commerzbank's Hong Kong branch and prior to that was Senior Manager, Corporate Banking with the London branch.

Before joining Commerzbank in 1986, Mr. Oliver was with the First National Bank of Boston for 18 years, holding a variety of commercial banking and corporate finance positions in the US, Australia and Europe.

The Chairman of EcoloCap, Robert G. Clarke, said "I am extremely pleased to welcome Mike Oliver to the Board. He brings a wealth of experience and his extensive network of senior level contacts across Asia will be a significant help in developing our client and project relationships throughout the region.”

Since leaving Commerzbank Mr. Oliver has been based in Singapore and has been involved in business activities throughout Asia.

Coincident with Mr. Oliver’s appointment EcoloCap accepted the resignation as a director of Claude Pellerin who resigned to create a vacancy for the appointment of Mr. Oliver. Mr. Pellerin will continue as Corporate Secretary and an officer of EcoloCap and a key member of the management team.

About EcoloCap Solutions, Inc.

EcoloCap is a US-listed, international company focused on the commercial development of green energy projects in emerging economies, especially in Asia. Rising energy costs, climate change concerns, and the need to reduce greenhouse gases create an unparalleled opportunity for the development of renewable, sustainable energy sources which will be a significant, long-term opportunity for the 21st century.

To maximize shareholder value EcoloCap is focused on projects which qualify for Carbon Emission Reduction credits (CERs) registered under the Clean Development

Mechanism (CDM) of the United Nations’ Kyoto Protocol. EcoloCap utilizes its knowhow, capital, technology, engineering expertise, and on the ground operations management to work with governments and enterprises in emerging economies in order to successfully reduce greenhouse gases for both capture and utilization. By this process EcoloCap acquires UN Certified Carbon Credits (CERs) at favorable cost, which are then sold on the world market at prevailing prices. For more information please visit www.ecolocap.com.

Contact:

EcoloCap Solutions, Inc.
Investor Relations
Nada Guirguis
nada.g@ecolocap.com
Tel.: 514-402-2538
Fax: Fax: 514-876-4080